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                                                                       Exhibit 5
                                                                       ---------

                                January 14, 2002

Marimba, Inc.
440 Clyde Avenue
Mountain View, California 94043

          Re:  Marimba, Inc. (the "Company")
               Registration Statement for an aggregate of 5,490,029 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 5,490,029 shares of Common Stock available for issuance under the Company's 1999 Omnibus Equity Incentive Plan, the Company's 1999 Employee Stock Purchase Plan and International Employee Stock Purchase Plan, the Company's 1999 Non-Employee Directors Option Plan and the Written Compensation Agreement for Matt A. Thompson. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1999 Omnibus Equity Incentive Plan, the 1999 Employee Stock Purchase Plan, the International Employee Stock Purchase Plan, the 1999 Non-Employee Directors Option Plan and the Written Compensation Agreement for Matt A. Thompson and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Gunderson Dettmer Stough Villeneuve
                                       Franklin & Hachigian, LLP

                                       Gunderson Dettmer Stough Villeneuve
                                       Franklin & Hachigian, LLP